Exhibit 99.1

TreeHouse Foods, Inc. Announces Acquisition of Private Brands Category Leader Harris Tea
Reiterates 2024 Guidance

Oak Brook, IL, December 2, 2024 — TreeHouse Foods, Inc. (NYSE: THS) ("the Company") today announced that it has signed a definitive agreement to acquire certain subsidiaries that operate the private brand tea business of Harris Freeman & Co, Inc. ("Harris Tea"), a leading private brand tea manufacturer in the U.S., for approximately $205 million, subject to customary purchase price adjustments.

“The acquisition of Harris Tea strengthens our competitive positioning in the fast-growing tea category and adds unique blending and sourcing capabilities that customers desire, building upon TreeHouse Foods' category leadership, enhancing our position through additional depth and scale,” said Steve Oakland, Chairman, Chief Executive Officer, and President. “This acquisition aligns with our long-term strategy to build capabilities in our higher-growth, higher-margin categories,” he added.

The acquisition includes Harris Tea’s manufacturing facilities in Moorestown, NJ and Marietta, GA, and TreeHouse Foods will welcome approximately 300 Harris Tea team members. The acquisition of Harris Tea will provide vertical integration across the Company's existing tea business, and will be accretive to the Company's overall growth and margins.

"The tea category presents significant opportunity for future growth," said Kevin Shah, Co-CEO of Harris Freeman. "It was clear that TreeHouse Foods would provide a great fit for our next chapter of growth, given its depth of capabilities, scale, industry expertise, and customer relationships, and I am confident we will maintain our upward trajectory as a result of this transaction."

The Company has agreed to a purchase price that equals roughly 8.5x trailing-twelve-month adjusted EBITDA, or 6.5x net of synergies and the net present value of future tax benefits. This transaction is expected to close in the first quarter of 2025 and will be funded primarily with cash on hand, and fully satisfies the Company's obligation under its bond indenture to either reinvest certain proceeds from the previously completed Meal Preparation sale or retire debt. Upon closing, the Company expects its leverage ratio1 to be within its target range of 3.0x to 3.5x. Finally, TreeHouse Foods is reiterating its 2024 full year guidance, including the expectation of sequential improvement in volume growth and profit margin in the fourth quarter.

1 Covenant leverage ratio is defined as total company net debt outstanding divided by EBITDA including various adjustments as defined in our credit agreement.

ADDITIONAL INFORMATION

Wells Fargo Securities, LLC served as exclusive financial advisor and Holland & Knight served as legal counsel to Harris Tea on the transaction. Gibson and Dunn served as legal counsel to TreeHouse Foods, Inc.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a leading private brands snacking and beverage manufacturer in North America. Our purpose is to engage and delight - one customer at a time. Through our customer focus and category experience, we strive to deliver excellent service and build capabilities and insights to drive mutually profitable growth for TreeHouse and for our customers. Our purpose is supported by investment in depth, capabilities and operational efficiencies which are aimed to capitalize on the long-term growth prospects in the categories in which we operate.

Additional information, including TreeHouse Foods' most recent statements on Forms 10-Q and 10-K, may be found at the Company's website, http://www.treehousefoods.com.

Contact:
Matt Siler
matthew.siler@treehousefoods.com

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words "believe," "estimate," "project," "expect," "anticipate," "plan," "intend," "foresee," "should," "would," "could," and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release. Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: risks related to quality issues, disruptions, or inefficiencies in our supply chain and/or operations; loss or consolidation of key suppliers; raw material and commodity costs due to inflation; labor strikes or work stoppages; multiemployer pension plans; labor shortages and increased competition for labor; success of our growth, reinvestment, and restructuring programs; our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; competition; our ability to execute on our business strategy; our ability to continue to make acquisitions and execute on divestitures or effectively manage the growth from acquisitions; impairment of goodwill or long lived assets; changes and developments affecting our industry, including customer preferences and the prevalence of weight loss drugs; the outcome of litigation and regulatory proceedings to which we and/or our customers may be a party; product recalls; changes in laws and regulations applicable to us; shareholder activism; disruptions in or failures of our information technology systems; geopolitical events; changes in weather conditions, climate changes, and natural disasters; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2023, and from time to time in our filings with the Securities and Exchange Commission ("SEC"). You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.